                                                                    Exhibit 99.1


                            700 LOUISIANA STREET            FAX:   713 225-6475
                            SUITE 4300                 TELEPHONE:  713 570-3200
                            HOUSTON, TEXAS  77002

(PIONEER LOGO)


                                  PRESS RELEASE

                  PIONEER ANNOUNCES 2004 SECOND QUARTER RESULTS

      Houston, Texas (August 16, 2004) - Pioneer Companies, Inc. [OTC: PONR] today reported a net loss of $2.4 million, or $0.24 per diluted share, on revenues of $97.1 million for the three months ended June 30, 2004, as compared to net income of $5.0 million, or $0.50 per diluted share, on revenues of $96.3 million in the second quarter of 2003. For the six months ended June 30, 2004, Pioneer's net loss was $9.7 million, or $0.97 per diluted share, on revenues of $187.1 million, as compared to net income of $21.4 million, or $2.12 per diluted share, on revenues of $185.3 million for the six months ended June 30, 2003.

      During the quarter ended June 30, 2004, Pioneer's chlor-alkali plants operated at capacity, and Pioneer's average ECU netback during the quarter was $354, or $52 lower than the year-earlier quarter. Revenues were only slightly higher for three- and six-month periods ended June 30, 2004, as compared to the comparable periods in 2003, with the increased sales volume in the 204 periods offsetting the higher ECU prices in the 2003 periods. For the six months ended June 30, 2004, the average ECU netback was $346, compared to an average of $384 for the year-earlier period.

      Cost of sales - product increased by $3.5 million in the three months ended June 30, 2004, as compared to the same period in the prior year. Increased sales and production levels resulted in increased expenditures for salt, power and freight of $5.4 million, while maintenance costs were $1.6 million lower in the second quarter of 2004 than in the same quarter of 2003.

      Cost of sales - product increased by $5.3 million for the six months ended June 30, 2004, as compared to the same period in the prior year. Included in the increased costs were higher salt, power and freight costs of $6.2 million, as well as $2.5 million in additional costs for purchases for resale. Cost of sales
- product in the first six months of

2004 also included higher depreciation expense of $3.7 million that resulted primarily from a charge recorded in the first quarter of 2004 for non-productive plant assets. Off-setting a portion of the increase from the prior year was the absence of an environmental charge of $9.5 million that was recorded in the first quarter of 2003.

      Selling, general and administrative expenses in the 2004 second quarter were $2.7 million higher than in the second quarter of 2003, primarily as a result of consulting fees and expenses of $1.9 million related to Project STAR, an organizational efficiency project that Pioneer initiated during the first quarter of 2004. Selling, general and administrative expenses increased by $0.9 million for the six months ended June 30, 2004, as compared to the six months ended June 30, 2003, primarily due to $2.9 million of consulting fees and expenses related to Project STAR, partially offset by decreases of $1.9 million in bad debt expense for the 2004 period.

      For the three-month and six-month periods ended June 30, 2004, Pioneer recorded under other items a charge of $3.2 million for employee severance and benefits costs related to the implementation of Project STAR.

      Michael Y. McGovern, Pioneer's President and Chief Executive Officer, stated, "It is important to note that our during the first six months of 2004 we implemented Project STAR, which is expected to produce significant long-term benefits to our efficiency and cost structure. To date we have incurred total costs, in the form of consulting fees and expenses and employee severance and benefit costs, of $6.1 million to implement the project. The changes to our organizational structure that have been implemented are expected to reduce annual labor and benefits costs by more than $8 million, and efficiency measures that have been identified are expected to result in additional annual cost savings of approximately $3 million.

      "We also anticipate future benefits from the chlorine and caustic soda price increases that we have announced this year," he continued. "Furthermore, since the industry is currently operating at capacity, the outlook for demand is positive, and industry observers expect further increases during the remainder of 2004."

      Significant charges and credits that are not specifically related to plant operating and maintenance activities and administrative costs and that affect the comparability of operating income between the six months ended June 30, 2004, and the six months ended June 30, 2003, are as follows (amounts in millions):

                                                              Six Months Ended
                                                                  June 30,
                                                              2004        2003
               Operating income (loss)                      $ (1.8)      $31.8

               Charges (Credits)
                  Cost of sales - products                  $  3.4       $ 9.5
                  Cost of sales - derivatives                   --        21.0
                  Change in fair value of derivatives           --       (87.3)
                  Asset impairment                              --        40.8

For the six-month periods, charges and credits noted above are detailed as follows:

- During the first six months of 2004 depreciation expense of $3.4 million, included in cost of sales - product, related to a first-quarter charge with respect to non-productive assets at Pioneer's Tacoma chlor-alkali facility. During the six months ended June 30, 2003, cost of sales - product included a first-quarter increase of $9.5 million in Pioneer's reserves for environmental remediation liabilities, based on a new analysis of environmental concerns at all of Pioneer's plants.

- During the first quarter of 2003 all of the conditions were satisfied with respect to the settlement of a dispute regarding the supply of power to Pioneer's Henderson facility. As a result of the settlement with the Colorado River Commission ("CRC"), Pioneer was released from all claims for liability with respect to the related electricity derivatives agreements, and CRC retained all amounts it had received related to the derivatives agreements. Consequently, during the six months ended June 30, 2003, the receivable of $21.0 million that Pioneer had recorded related to estimated net proceeds from matured derivatives was reversed, and the net liability of $87.3 million that had been recorded for the net mark-to-market loss on outstanding derivative positions was also reversed.

- In connection with the settlement of the dispute with CRC, Pioneer entered into a new power agreemeNt effective as of January 1, 2003. The market rates under the new agreement are expected to remain at levels higher than the rates under the long-term hydropower contracts that were assigned as part of the settlement. Based on an analysis of the effect of the higher power costs on the value of the Henderson facility, Pioneer recorded an impairment charge of $40.8 million during the first six months of 2003.

      There were no other significant charges and credits, not specifically related to plant operating and maintenance activities, during the second quarters in 2004 and 2003 that affect the comparability of operating income between those periods.

      Pioneer's net income is affected by the remeasurement of Canadian dollar-denominated account balances in U.S. dollars for financial reporting purposes. In the second quarter of 2004, Pioneer reported as other income $0.6 million of currency exchange gain, compared to $2.6 million of other expense from currency exchange loss in the second quarter of 2003. For the six months ended June 30, 2004, Pioneer reported as other income a currency exchange gain of $0.7 million, while a currency exchange loss of $4.4 million was recognized for the year-earlier period.

      At June 30, 2004, Pioneer had liquidity of $14.5 million, which included cash of $6.3 million and available borrowings under Pioneer's revolving credit facility of $8.2 million, net of letters of credit outstanding on that date.

      Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

      Pioneer has filed its quarterly report on Form 10-Q for the quarter ended June 30, 2004, and has posted it to its Internet web site, so it is readily accessible. Other information and press releases of Pioneer Companies, Inc. can also be obtained from its Internet web site at www.piona.com.

      Pioneer will conduct a teleconference on Wednesday, August 18, 2004, at 10:00 a.m. Central time in order to discuss its financial results for the second quarter of 2004. Individuals who are interested in listening to the teleconference may call (888) 343-7268 at that time and request to listen to the Pioneer earnings teleconference. A replay of this teleconference will be available from 12:00 noon (Central time) on August 18, 2004, until 12:00 noon on August 20, 2004, by dialing (800) 633-8284, reservation number 21205719.

      Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, Pioneer's high financial leverage, global political and economic conditions, the demand and prices for Pioneer's products, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer's products and raw materials, the effect of Pioneer's results of operations on its debt agreements, the effects of Pioneer's organizational efficiency project and other risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman (713) 570-3200


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
                             PIONEER COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED               SIX MONTHS ENDED
                                                            JUNE 30,                        JUNE 30,
                                                    -------------------------       -------------------------
                                                      2004            2003            2004            2003
                                                    ---------       ---------       ---------       ---------
Revenues                                            $  97,072       $  96,316       $ 187,098       $ 185,347

Cost of sales - product                               (84,317)        (80,772)       (170,628)       (165,363)
Cost of sales - derivatives                                --              --              --         (20,999)
                                                    ---------       ---------       ---------       ---------
Total cost of sales                                   (84,317)        (80,772)       (170,628)       (186,362)
                                                    ---------       ---------       ---------       ---------

Gross profit (loss)                                    12,755          15,544          16,470          (1,015)

Selling, general and administrative                    (8,368)         (5,690)        (14,957)        (14,048)
  expenses

Change in fair value of derivatives                        --              --              --          87,271
Asset impairment                                           --              --              --         (40,818)
Other items                                            (3,178)            422          (3,343)            422
                                                    ---------       ---------       ---------       ---------
Operating income (loss)                                 1,209          10,276          (1,830)         31,812

Interest expense, net                                  (4,561)         (4,792)         (9,203)         (9,603)
Other income (expense), net                               609          (2,564)            735          (4,444)
                                                    ---------       ---------       ---------       ---------
Income (loss) before income taxes                      (2,743)          2,920         (10,298)         17,765

Income tax benefit                                        342           2,126             604           3,659
                                                    ---------       ---------       ---------       ---------
Net income (loss)                                   $  (2,401)      $   5,046       $  (9,694)      $  21,424
                                                    =========       =========       =========       =========

Net income (loss) per share:
    Basic                                           $   (0.24)      $    0.50       $   (0.97)      $    2.14
    Diluted                                         $   (0.24)      $    0.50       $   (0.97)      $    2.12

Weighted average number of shares outstanding:
    Basic                                              10,030          10,003          10,022          10,002
    Diluted                                            10,030          10,171          10,022          10,115

                             PIONEER COMPANIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                            (UNAUDITED, IN THOUSANDS)

                                                                                   JUNE 30,       DECEMBER 31,
                                                                                     2004             2003
                                   ASSETS

Current assets                                                                     $ 66,886         $ 61,471
Net property, plant and equipment                                                   179,817          189,534
Other assets, net                                                                     5,008            3,931
Excess reorganization value over the fair value of identifiable assets               84,064           84,064
                                                                                   --------         --------
        Total assets                                                               $335,775         $339,000
                                                                                   ========         ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                                                  60,716           48,881
Long-term debt, less current portion                                                202,354          203,803
Accrued pension and other employee benefits                                          21,676           24,584
Other long-term liabilities                                                          41,619           42,742
Total stockholders' equity                                                            9,410           18,990
                                                                                   --------         --------
Total liabilities and stockholders' equity                                         $335,775         $339,000
                                                                                   ========         ========

                             PIONEER COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (UNAUDITED, IN THOUSANDS)

                                                                                   SIX MONTHS ENDED
                                                                                       JUNE 30,
                                                                               -----------------------
                                                                                 2004           2003
                                                                               --------       --------
Operating activities:
   Net income (loss)                                                           $ (9,694)      $ 21,424
   Adjustments to reconcile net income (loss) to net cash flows from operating activities:
        Depreciation and amortization                                            14,353         10,554
          Provision for (recovery of) losses on accounts receivable                (480)         1,492
        Deferred tax benefit                                                       (604)        (3,660)
        Derivatives - cost of sales and change in fair value                         --        (66,272)
          Gain from early extinguishments of debt                                    --           (420)
          Loss on disposals of assets                                               152             --
          Asset impairment                                                           --         40,818
        Currency exchange loss (gain)                                              (671)         4,446
        Changes in operating assets and liabilities
          Increase in accounts receivable                                        (4,213)        (2,456)
          Decrease in inventories, prepaid expenses and other current
             assets                                                               3,273            666
          (Increase) decrease in other assets                                    (1,101)           664
          Increase (decrease) in accounts payable and accrued liabilities        12,313         (9,103)
          Increase (decrease) in other long-term liabilities                     (2,488)         8,791
                                                                                              --------
Net cash flows from operating activities                                         10,840          6,944
                                                                               --------       --------

Investing activities:
   Capital expenditures                                                          (4,810)        (3,610)
                                                                               --------       --------
Net cash flows from investing activities                                         (4,810)        (3,610)
                                                                               --------       --------

Financing activities:
   Net proceeds (payments) under revolving credit arrangements                     (434)         7,152
   Payments on debt                                                              (1,449)        (7,628)
   Proceeds from issuance of stock                                                  114              7
                                                                               --------       --------
Net cash flows from financing activities                                         (1,769)          (469)
                                                                               --------       --------

Effect of exchange rate changes on cash                                              99            462
                                                                               --------       --------
Net change in cash and cash equivalents                                           4,360          3,327
Cash and cash equivalents at beginning of period                                  1,946          2,789
                                                                               --------       --------
Cash and cash equivalents at end of period                                     $  6,306       $  6,116
                                                                               ========       ========


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